Item 77Q1(e)

The Fund entered into a new advisory agreement with J.P. Morgan Investment Management Inc. and subadvisory agreement with J.P. Morgan Private Investments Inc. during the period covered by the N-SAR. Each agreement was included in a POS AMI filing on August 25, 2010 (SEC Accession No. 0000950123-10-080792).